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                                                                 EXHIBIT 99.14

                       VITAFORT INTERNATIONAL CORPORATION
                            1800 AVENUE OF THE STARS
                         LOS, ANGELES, CALIFORNIA 90067

                              December 22, 1995

Frank J. Hariton, Esq.
485 Madison Avenue - 9th Floor
New York, New York 10022

Re:   Account Balance/Conversion and Payment Plan

Dear Frank:

     Please accept this letter as confirmation of our discussions regarding the conversion of a portion of the amounts due you for services provided to Vitafort International Corporation, and a payment plan for the remaining balance. Our discussions have been as follows:

1. Through November 30, 1995, as reflected on your December 8, 1995 bill to us, the total amount due to you was $43,079.75.

2. You desire to convert $20,000 of the amount due to you into Vitafort International Corporation equity securities on the same terms and prices as are being offered in our current private placement and Vitafort agrees to allow you to do so. This agreement will be reflected in a more formal consulting agreement which will be filed as an exhibit to Vitafort's next S-8 Registration Statement, which Registration Statement will include your securities and be filed no later than June 30, 1996.

3. We have mutually agreed to retire the remaining balance due to you of $23,079.75 in monthly payments commencing on January 6, 1996 and no later than the sixth day of each month thereafter, with eleven payments of $1,923.25 and a twelfth payment of $1,924 in December 1996.

4. Vitafort commits that all future billings for services after November 30, 1995 will be paid under typical thirty day terms, except that on January 6, 1996 Vitafort will also pay you the sum of $3,000, in addition to the $1,923.25 referred to in paragraph 3, such $3,000 to be applied against the statement you deliver to Vitafort during January 1996.

5. You confirm to Vitafort that you have read and understand the Private Placement Memorandum and Subscription agreements in the current private placement.

     If the foregoing meets with your approval, please sign this letter in the appropriate place below.

                                   Very truly yours,


                                   /s/ Eloy Ellis
                                   Eloy Ellis

                              Agreed and Accepted:


                              /s/Frank J. Hariton
                              Frank J. Hariton